Exhibit 99.1
The Lovesac Company Appoints Wan Ling Martello to Its Board of Directors

STAMFORD, Conn., November 20, 2025 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the Designed for Life home and technology brand best known for its Sactionals, The World's Most Adaptable Couch, today announced that Wan Ling Martello has been appointed to the Board of Directors, effective November 20, 2025.

Andrew Heyer, Chairman of the Board of Directors, stated, “We are delighted to welcome Wan Ling to our Board of Directors. Her exceptional track record of driving transformational growth at some of the world's most respected consumer and retail companies makes her an invaluable addition to our Board. Her proven expertise in data-driven resource allocation and digital transformation that drives consumer engagement aligns perfectly with our mission as a technology-driven furniture company. Her strategic perspective will prove invaluable as we navigate our next phase of growth.”

Ms. Martello has spent most of her career leading executive teams and organizations in the consumer products and retail industries, and has significant expertise in B2C technology-enabled business models and digital transformation. Since February 2020, Ms. Martello has served as a Founding Partner of BayPine, a Boston-based private equity firm.

Prior to her current role she has held senior leadership roles at Nestlé, Walmart, NCH Marketing Services (a former subsidiary of Nielsen), Borden Foods and Kraft Foods. Among her career highlights, Ms. Martello served as Nestlé’s global CFO, where she revitalized the global finance organization, established a new data-driven resource allocation and portfolio management framework for the entire company, and led numerous M&A transactions. She was then appointed as CEO of Nestlé’s Asia, Oceania and Sub-Saharan Africa (AOA) business and re-focused the entire business on driving growth and using digital transformation initiatives to drive greater consumer engagement. Prior to Nestlé, Wan Ling was a senior executive at Walmart Stores Inc., a global retailer and her roles included executive vice president and chief operating officer for Global eCommerce, and senior vice president, chief financial officer and strategy for Walmart International.

Ms. Martello is currently on the board of the Alibaba Group.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company (NASDAQ: LOVE) is a technology driven company that designs, manufactures and sells unique, high-quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as customers’ lives do. The current product offering is comprised of modular couches called Sactionals, the Sactionals Reclining seat, premium foam beanbag chairs called Sacs, the PillowSac Chair, an immersive surround sound home theater system called StealthTech, and an innovative sofa seating solution called Snugg™. As a recipient of Repreve’s 8th Annual Champions of Sustainability Award and Edison Awards' 38th Annual Best New Product Awards for Sustainable Consumer Products, responsible production and innovation are at the center of the brand’s design philosophy with products protected by a robust portfolio of utility and design patents. Products are marketed and sold primarily online directly at www.lovesac.com, supported by a physical retail presence in the form of Lovesac branded showrooms, as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, DESIGNED FOR LIFE, PILLOWSAC, SACTIONALS, SAC, STEALTHTECH, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in the U.S. Patent and Trademark Office.

Investor Relations Contact:

Exhibit 99.1
Caitlin Churchill, ICR
(203) 682-8200
InvestorRelations@lovesac.com